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                                                                    EXHIBIT 10.1


                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Executive Employment Agreement, including Exhibits A and B hereto ("Agreement"), is entered into by and between Halliburton Company ("Employer" or "Halliburton") and Mark A. McCollum ("Employee"), to be effective on August 25, 2003 (the "Effective Date").

                              W I T N E S S E T H:

         WHEREAS, Employer is desirous of employing Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of entering the employ of Employer pursuant to such terms and conditions and for such consideration.

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES:

         1.1. Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing until the date of termination of Employee's employment pursuant to the provisions of
Article 3 (the "Term"), subject to the terms and conditions of this Agreement.

         1.2. Beginning as of the Effective Date, Employee shall be employed as Senior Vice President and Chief Accounting Officer of Employer. Employee agrees to serve in the assigned position or in such other executive capacities as may be requested from time to time by Employer and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such position as reasonably determined by Employer, as well as such additional or different duties and services appropriate to such positions which Employee from time to time may be reasonably directed to perform by Employer.

         1.3. Employee shall at all times comply with and be subject to such policies and procedures as Halliburton may establish from time to time, including, without limitation, the Halliburton Company Code of Business Conduct (the "Code of Business Conduct").

         1.4. Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interest of Employer or any of its affiliated companies (collectively, the "Halliburton Entities" or, individually, a "Halliburton Entity"), or requires any significant portion of Employee's business time. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and other business activities which do not conflict with the business and affairs of the Halliburton Entities or interfere with Employee's performance of his duties hereunder. Employee may not serve on the board of directors of any entity other than a Halliburton Entity during the Term without the approval thereof in accordance with Employer's policies and procedures regarding such service. Employee shall be permitted to retain any compensation received for approved service on any unaffiliated corporation's board of directors.


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         1.5. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer and the other Halliburton Entities and to do no act which would, directly or indirectly, injure any such entity's business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer, or any Halliburton Entity, involves a possible conflict of interest. In keeping with Employee's fiduciary duties to Employer, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Employer or the Halliburton Entities, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee shall not engage in any activity that might involve a possible conflict of interest without first obtaining approval in accordance with Halliburton's policies and procedures.

         1.6 Nothing contained herein shall be construed to preclude the transfer of Employee's employment to another Halliburton Entity ("Subsequent Employer") as of, or at any time after, the Effective Date and no such transfer shall be deemed to be a termination of employment for purposes of Article 3 hereof; provided, however, that, effective with such transfer, all of Employer's obligations hereunder shall be assumed by and be binding upon, and all of Employer's rights hereunder shall be assigned to, such Subsequent Employer and the defined term "Employer" as used herein shall thereafter be deemed amended to mean such Subsequent Employer. Except as otherwise provided above, all of the terms and conditions of this Agreement, including without limitation, Employee's rights and obligations, shall remain in full force and effect following such transfer of employment.

ARTICLE 2: COMPENSATION AND BENEFITS:

         2.1. Employee's base salary shall not be less than $350,000 per annum which shall be paid in accordance with the Employer's standard payroll practice for its executives. Employee's base salary may thereafter be increased from time to time with the approval of the Compensation Committee of Halliburton's Board of Directors (the "Compensation Committee") or its delegate, as applicable. Such increased base salary shall become the minimum base salary under this Agreement and may not be decreased thereafter without the written consent of Employee.

         2.2. During the Term, Employee shall participate in the Halliburton Annual Performance Pay Plan, or any successor annual incentive plan approved by the Compensation Committee; provided, however, that all determinations relating to Employee's participation, including, without limitation, those relating to the performance goals applicable to Employee and Employee's level of participation and payout opportunity, shall be made in the sole discretion of the person or committee to whom such authority has been granted pursuant to such plan's terms.

         2.3. On the Effective Date, Employer shall grant to Employee under the Halliburton Company 1993 Stock and Incentive Plan, or its successor plan (the "1993 Plan") a non-qualified stock option to purchase up to 20,000 shares of Employer's common stock at an exercise price equal to the closing price of Employer's common stock on the Effective Date. The other terms and conditions of such option are set forth in Exhibit A attached hereto, and forming a part of this Agreement.


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         2.4. On the Effective Date, Employer shall grant to Employee under the
1993 Plan 10,000 shares of Employer's common stock subject to restrictions and other terms and conditions set forth in Exhibit B attached hereto, and forming as part of, this Agreement.

         2.5. During the Term, Employee shall participate in the Performance Unit Program under the 1993 Plan, or any successor long-term incentive compensation plan, in accordance with such Program's terms; provided, however, that all determinations relating to Employee's participation, including, without limitation, those relating to the performance goals applicable to Employee and Employee's level of participation and payout opportunity, shall be made in the sole discretion of the person or committee to whom such authority has been granted under such program's terms.

         2.6. During the Term, Employer shall pay or reimburse Employee for all actual, reasonable and customary expenses incurred by Employee in the course of his employment; including, but not limited to, travel, entertainment, subscriptions and dues associated with Employee's membership in professional, business and civic organizations; provided that such expenses are incurred and accounted for in accordance with Employer's applicable policies and procedures.

         2.7. While employed by Employer, Employee shall be allowed to participate, on the same basis generally as other executive employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Employer to all or substantially all of Employer's similarly situated executive employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and qualified and non-qualified retirement plans. Except as specifically provided herein, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated executive employees pursuant to the terms and conditions of such benefit plans and programs. While employed by Employer, Employee shall be eligible to receive awards under the 1993 Plan or any successor stock-related plan adopted by Halliburton's Board of Directors; provided, however, that the foregoing shall not be construed as a guarantee with respect to the type, amount or frequency of such awards, if any, such decisions being solely within the discretion of the Compensation Committee or its delegate, as applicable.

         2.8. Beginning in 2004, Employee will be eligible for four weeks of paid vacation per calendar year until such time as Employee's years of service entitle him to additional vacation. For the remainder of the calendar year 2003, Employee will be immediately eligible as of the Effective Date for the prorated portion of such vacation benefit.

         2.9 Employer shall not, by reason of this Article 2, be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any incentive compensation, employee benefit or stock or stock option program or plan, so long as such actions are similarly applicable to covered employees generally.


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         2.10. Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3: TERMINATION OF EMPLOYMENT AND EFFECTS OF SUCH TERMINATION:

         3.1. Employee's employment with Employer shall be terminated (i) upon the death of Employee, (ii) upon Employee's Retirement (as defined below), (iii) upon Employee's Permanent Disability (as defined below), or (iv) at any time by Employer upon written notice to Employee, or by Employee upon thirty (30) days' written notice to Employer, for any or no reason.

         3.2. If Employee's employment is terminated by reason of any of the following circumstances, Employee shall not be entitled to receive the benefits set forth in Section 3.3 hereof:

         (i)      Death.

         (ii) Retirement. "Retirement" shall mean either (a) Employee's retirement at or after normal retirement age (either voluntarily or pursuant to Halliburton's retirement policy) or
                  (b) the voluntary termination of Employee's employment by Employee in accordance with Employer's early retirement policy for other than Good Reason (as defined below).

         (iii) Permanent Disability. "Permanent Disability" shall mean Employee's physical or mental incapacity to perform his usual duties with such condition likely to remain continuously and permanently as reasonably determined by the Compensation Committee in good faith.

         (iv) Voluntary Termination. "Voluntary Termination" shall mean a termination of employment in the sole discretion and at the election of Employee for other than Good Reason. "Good Reason" shall mean (a) a termination of employment by Employee because of a material breach by Employer of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice of such breach by Employee to Employer, provided such termination occurs within sixty (60) days after the expiration of the notice period; or (b) a termination of employment by Employee within six (6) months after a material reduction in Employee's rank or responsibility with Employer.

         (v) Termination for Cause. Termination of Employee's employment by Employer for Cause. "Cause" shall mean any of the following:
                  (a) Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; (b) Employee's final conviction of a felony; (c) a material violation of the Code of Business Conduct or (d) Employee's material breach of any material provision of this Agreement which remains uncorrected for


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                  thirty (30) days following written notice of such breach to
                  Employee by Employer. Determination as to whether or not Cause exists for termination of Employee's employment will be reasonably made by the Compensation Committee in good faith.

         In the event Employee's employment is terminated under any of the foregoing circumstances, all future compensation to which Employee is otherwise entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination, except as specifically provided in this
Section 3.2. Employee, or his estate in the case of Employee's death, shall be entitled to pro rata base salary through the date of such termination but shall not be entitled to any annual bonus or incentive compensation for the year in which he terminates employment or any other payments or benefits by or on behalf of Employer except for those which may be payable pursuant to the terms of Employer's or Halliburton's employee benefit plans (as defined in Section 3.4), stock, stock option or incentive plans, or the applicable agreements underlying such plans.

         3.3 If Employee's employment is terminated by Employee for Good Reason or by Employer for any reason other than as set forth in Section 3.2 above Employee shall be entitled to each of the following:

         (i) To the extent not otherwise specifically provided in any underlying restricted stock agreements, Halliburton, at its option and in its sole discretion, shall either (a) cause all shares of Halliburton common stock previously granted to Employee under the 1993 Plan, and any similar plan adopted by Halliburton in the future, which at the date of termination of employment are subject to restrictions (the "Restricted Shares") to be forfeited, in which case, Employer will pay Employee a lump sum cash payment equal to the value of the Restricted Shares (based on the closing price of Halliburton common stock on the New York Stock Exchange on the date of termination of employment); or (b) cause the forfeiture restrictions with respect to the Restricted Shares to lapse and such shares shall be retained by Employee.

         (ii) Subject to the provisions of Section 3.4, Employer shall pay to Employee a severance benefit consisting of a single lump sum cash payment equal to two years' of Employee's base salary as in effect at the date of Employee's termination of employment. Such severance benefit shall be paid no later than sixty (60) days following Employee's termination of employment.

         (iii) Employee shall be entitled to any individual bonuses or individual incentive compensation under Employer's Annual Performance Pay Plan, or any successor annual incentive compensation plan, for the year of Employee's termination of employment determined as if Employee had remained employed by the Employer for the entire year. Such amounts shall be paid to Employee at the time that such amounts are paid to similarly situated employees.


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         3.4. The severance benefit paid to Employee pursuant to Section 3.3 shall be in consideration of Employee's continuing obligations hereunder after such termination, including, without limitation, Employee's obligations under
Article 4. Further, as a condition to the receipt of such severance benefit, Employer, in its sole discretion, may require Employee to first execute a release, in the form established by Employer, releasing Employer and all other Halliburton Entities, and their officers, directors, employees, and agents, from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims and causes of action arising out of Employee's employment with Employer and any other Halliburton Entities or the termination of such employment. The performance of Employer's obligations under Section 3.3 and the receipt of the severance benefit provided thereunder by Employee shall constitute full settlement of all such claims and causes of action. Employee shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to which a severance benefit payment under Section 3.3 is owing and the amounts due Employee pursuant to Section 3.3 shall not be reduced or suspended if Employee accepts subsequent employment or earns any amounts as a self-employed individual. Employee's rights under Section 3.3 are Employee's sole and exclusive rights against the Employer or its affiliates and the Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort or otherwise, for the termination of his employment relationship with Employer. Employee agrees that all disputes relating to Employee's termination of employment, including, without limitation, any dispute as to "Cause" or "Voluntary Termination" and any claims or demands against Employer based upon Employee's employment for any monies other than those specified in Section 3.3, shall be resolved through the Halliburton Dispute Resolution Plan as provided in
Section 5.6 hereof; provided, however, that decisions as to whether "Cause" exists for termination of the employment relationship with Employee and whether and as of what date Employee has become permanently disabled are delegated to the Compensation Committee for determination and any dispute of Employee with any such decision shall be limited to whether the Compensation Committee reached such decision in good faith. Nothing contained in this Article 3 shall be construed to be a waiver by Employee of any benefits accrued for or due Employee under any employee benefit plan (as such term is defined in the Employees' Retirement Income Security Act of 1974, as amended) maintained by Employer except that Employee shall not be entitled to any severance benefits pursuant to any severance plan or program of the Employer.

         3.5. Termination of the employment relationship does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee's obligations under Article 4.


ARTICLE 4: OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY AND CONFIDENTIAL
           INFORMATION:

         4.1. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Employer or any of its affiliates (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to the business, products or services of Employer or its affiliates (including,


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without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or materials of any type embodying any of such items, shall be the sole and exclusive property of Employer or its affiliates, as the case may be.

         4.2. Employee acknowledges that the businesses of Employer and its affiliates are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer or its affiliates use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer and its affiliates in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after his employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer or its affiliates, or make any use thereof, except in the carrying out of his employment responsibilities hereunder. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Employee's legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Employee shall, to the extent practicable and lawful in any such events, give prior notice to Employer of his intent to disclose any such confidential business information in such context so as to allow Employer or its affiliates an opportunity (which Employee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.

         4.3. All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Employer which contain or disclose confidential business information or trade secrets of Employer or its affiliates shall be and remain the property of Employer, or its affiliates, as the case may be. Upon termination of Employee's employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

         4.4 For purposes of this Article 4, "affiliates" shall mean entities in which Employer has a 20% or more direct or indirect equity interest.


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ARTICLE 5: MISCELLANEOUS:

         5.1. Except as otherwise provided in Section 4.4 hereof, for purposes of this Agreement, the terms "affiliate" or "affiliated" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Halliburton or in which Halliburton has a 50% or more equity interest.

         5.2. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Employer, to Halliburton Company at 1401 McKinney Avenue, Suite 2400, Houston, Texas 77010, to the attention of the General Counsel, or to such other address as Employee shall receive notice thereof.

         If to Employee, to his last known personal residence.

         5.3. This Agreement shall be governed by and construed and enforced, in all respects in accordance with the law of the State of Texas, without regard to principles of conflicts of law, unless preempted by federal law, in which case federal law shall govern; provided, however, that the Halliburton Dispute Resolution Plan and the Federal Arbitration Act shall govern in all respects with regard to the resolution of disputes hereunder.

         5.4. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         5.5. It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

         5.6. It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree that any such dispute shall, as the sole and exclusive remedy, be submitted for resolution through the Halliburton Dispute Resolution Plan; provided, however, that the Employer, on its own behalf and on behalf of any of the Halliburton Entities, shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of Article 4 and Employee hereby consents that such restraining order or injunction may be granted without the necessity of the Employer posting any bond. The parties agree that the resolution of


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any such dispute through such Plan shall be final and binding. A copy of the
Halliburton Dispute Resolution Plan, as currently in effect, is attached to this Agreement for information purposes. Halliburton reserves the right to amend such Plan or discontinue such Plan at any time.

         5.7. This Agreement shall be binding upon and inure to the benefit of Employer, to the extent herein provided, Halliburton and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or incompetence of Employee.

         5.8. This Agreement and the Intellectual Property Agreement of Halliburton Energy Services, Inc., replaces and merges any previous agreements and discussions pertaining to the subject matter covered herein and therein. This Agreement and the Intellectual Property Agreement of Halliburton Energy Services, Inc. constitute the entire agreement of the parties with regard to the terms of Employee's employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Compensation Committee or its delegate, as appropriate.

         IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.

                                   HALLIBURTON COMPANY

                                   By:
                                      ---------------------------------
                                   Name:  David J. Lesar
                                   Title: Chairman of the Board, President and
                                          Chief Executive Officer

                                   EMPLOYEE


                                   ---------------------------------------
                                   Mark A. McCollum


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